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                                                                     EXHIBIT 3.4

                          CERTIFICATE OF INCORPORATION

                                      -of-

                                 GSL CORPORATION

                                     -oo0oo-

                  FIRST: The name of the Corporation is GSL Corporation (hereinafter sometimes called the "Corporation").

                  SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The total number of shares of stock which the Corporation has authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock, par value $.01 per share ("Common Stock").

                                 A. COMMON STOCK

Part 1.      Voting Rights.
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                  1A. Generally. Except as specifically required under the
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General Corporation Law of the State of Delaware, the holders of Common Stock will be entitled to one vote per share and shall vote as one class on all matters to be voted on by the Corporation' a stockholders.

                  1B. Election of Directors. The number of directors which shall
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constitute the Board of Directors shall be not less than three nor more than seven which exact number shall be established in the By-laws of the Corporation and shall initially be three.

Part 2.      Dividends.
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                  When and as dividends are declared thereon, the holders of
Common Stock then outstanding shall be entitled to share equally, share for share, in such dividends.

Part 3.      Liquidation.
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                  The holders of Common Stock then outstanding shall be entitled to receive ratably all remaining assets of the Corporation to be distributed upon any liquidation, dissolution or winding up of the Corporation.

                              B. ISSUANCE OF STOCK

                  Except as otherwise provided in this Certificate of Incorporation, the Board of Directors shall have authority to authorize the issuance, from time to time, without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

                  FIFTH: The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for the creation, definition, limitation and regulation of the powers of the Corporation, the directors and the stockholders:

                  1. Election of directors need not be by written ballot. The Board of Directors shall have power to make, alter, amend and repeal the By-Laws of the Corporation and to fix the compensation of directors for services in any capacity.

                  2. A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit.

                  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  SIXTH: The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, by reason of the fact that he, or the person whose legal representative he is, (1) is or was a stockholder, director, officer, employee or agent of the Corporation (including the incorporator thereof), or (2) is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (3) is or was a director, officer or employee of the Corporation serving at the request of the Corporation as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the Corporation or employees of any such

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other enterprise, partnership, joint venture, trust, or other enterprise, against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys' fees, actually and reasonably incurred by him and the person whose legal representative be is, in connection with such action, suit or proceeding, or any appeal therein, to the fullest extent permitted by law.

                  Expenses which may be indemnifiable under this Section incurred in defending an action, suit or proceedings may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon agreement by or on behalf of the stockholder, director, officer, employee or agent, or his legal representative, to repay such amount if he is later found not entitled to be indemnified by the Corporation as authorized in this Article Sixth.

                  The corporation shall not indemnify any stockholder, director, officer, employee or agent against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, to an extent greater than that authorized by this Article Sixth but the Corporation may procure insurance providing greater indemnification and may share the premium cost with any stockholder, director, officer, employee or agent on such basis as may be agreed upon.

                  SEVENTH: The name and mailing address of the incorporator is as follows:

                           James M. Curtis
                           Winthrop, Stimson, Putnam & Roberts
                           One Battery Park Plaza, 24 Whitehall Street
                           New York, New York  10004-1490

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